                                                                     EXHIBIT 4.2



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                              AMENDED AND RESTATED
                             SHAREHOLDERS AGREEMENT


                                  by and among


                      SOVEREIGN SPECIALTY CHEMICALS, INC.,

                               SSCI INVESTORS LLC


                                       and


                  The Shareholders Listed on Schedule I Hereto







                            Dated as of May 12, 2000








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





                                TABLE OF CONTENTS

ARTICLE I  DEFINITIONS ........................................................................    2

       Section 1.1. Definitions ...............................................................    2

ARTICLE II  REPRESENTATIONS AND WARRANTIES ....................................................   10

       Section 2.1. Representations and Warranties of the Company .............................   10
       Section 2.2. Representations and Warranties of Investors LLC ...........................   11
       Section 2.3. Representations and Warranties of Employee Parties ........................   11

ARTICLE III  CORPORATE GOVERNANCE; CERTAIN CORPORATE ACTIONS ..................................   12

       Section 3.1. Voting of Shares ..........................................................   12
       Section 3.2. Composition of the Board of Directors .....................................   12
       Section 3.3. Certain Transactions ......................................................   13
       Section 3.4.  Books, Records and Reports ...............................................   14

ARTICLE IV  TRANSFER ..........................................................................   14

       Section 4.1. Transfer Restrictions .....................................................   14
       Section 4.2. Take Along Rights .........................................................   17
       Section 4.3. Tag Along Rights ..........................................................   18
       Section 4.4. Permitted Transfers .......................................................   19
       Section 4.5. Certain Consequences of Termination of Employee's Employment or Competition   19
       Section 4.6. Employee Offer Proposal Rights ............................................   21

ARTICLE V  REGISTRATION RIGHTS ................................................................   23

       Section 5.1. Piggyback Registrations ...................................................   23
       Section 5.2. Demand Registration .......................................................   24
       Section 5.3. Holdback ..................................................................   25
       Section 5.4. Registration Procedures ...................................................   25
       Section 5.5. Registration Expenses .....................................................   28
       Section 5.6. Indemnification ...........................................................   29
       Section 5.7. Participation in Underwritten Registrations ...............................   31
       Section 5.8. Pre-Emptive Rights ........................................................   32


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


ARTICLE VI  GENERAL PROVISIONS ................................................................   33

       Section 6.1. Notices ...................................................................   33
       Section 6.2. Assignment; Binding Effect; Benefit; Additional Signatories ...............   35
       Section 6.3. Entire Agreement ..........................................................   36
       Section 6.4. Amendment .................................................................   36
       Section 6.5. Governing Law .............................................................   36
       Section 6.6. Counterparts ..............................................................   36
       Section 6.7. Headings ..................................................................   36
       Section 6.8. Interpretation ............................................................   37
       Section 6.9. Incorporation of Exhibits and Schedules ...................................   37
       Section 6.10. Third Party Beneficiary ..................................................   37
       Section 6.11. Severability .............................................................   37
       Section 6.12. Enforcement of Agreement .................................................   37
       Section 6.13. Termination ..............................................................   37








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




                              AMENDED AND RESTATED

        AMENDED AND RESTATED SHAREHOLDERS AGREEMENT, dated as of May 12, 2000 (this "Agreement"), by and among Sovereign Specialty Chemicals, Inc., a Delaware corporation (the "Company"), SSCI Investors LLC, a Delaware limited liability company ("Investors LLC"), and the shareholders listed on Schedule I hereto (the "Employees"). Capitalized terms used in this Agreement are set forth in Article I hereof.

                                    RECITALS:

        A. Whereas Investors LLC purchased certain Shares pursuant to that certain Stock Purchase Agreement dated as of November 24, 1999, as amended, between Investors LLC, Sovereign Specialty Chemicals, L.P. (the "Selling Partnership"), and the other parties thereto (the "Stock Purchase Agreement"); and

        B. Whereas, in connection with the transactions contemplated by the Stock Purchase Agreement, the Selling Partnership made a distribution of Shares to the Employees; and

        C. Whereas each Employee held Shares prior to the Closing or received options to purchase Shares ("Stock Options") pursuant to an employee stock option plan (the "Stock Option Plan") and may purchase additional Shares from time to time ("Additional Shares"); and

        D. Whereas, at the Closing, the parties entered into that certain Shareholders Agreement dated December 29, 1999 (the "Initial Agreement" and the "Initial Execution Date," respectively); and

        E. Whereas the parties wish to amend and restate the Initial Agreement as herein below set forth.

                                   AGREEMENT:

        Now, therefore, in consideration of the foregoing Recitals, and of the representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree to amend and restate the Initial Agreement as follows:

                                    ARTICLE I
                                   DEFINITIONS

        Section 1.1. Definitions.

        "Additional Shares": as defined in the Preamble to this Agreement.

        "AEA": AEA Investors Inc., a Delaware corporation.

        "Affiliate": of any Person, means any other Person controlling, controlled by or under common control with such Person.

        "Agreement": as defined in the Preamble to this Agreement.

        "Applicable Valuation Date": the date of a Call Option Notice, or the date of an Offer Proposal Notice, as the case may be.

        "Bank Credit Agreement": the Credit Agreement dated of as April 6, 2000 among Sovereign Specialty Chemicals, Inc. and the banks, financial institutions and other institutional lenders listed on the signature pages thereof as amended or restated from time to time.

        "Board of Directors": the board of directors of the Company or a duly designated committee thereof.

        "Business Day": a day that is not a Saturday, a Sunday or a day on which banking institutions in New York, New York are not required to open.

        "Call Option": the rights of the Company set forth under Section 4.5.

        "Call Option Notice": as defined in Section 4.5(d).

        "Call Option Proceeds": as defined in Section 4.5(d).

        "Call Option Shares": shall mean all Additional Shares and all Option Shares held by an Employee Party.

        "Change of Control": means (i) the approval by members or shareholders of the liquidation or dissolution of Investors LLC or the Company, (ii) a sale or other disposition of 51% or more of the outstanding interests or voting stock, respectively, of Investors LLC or the Company, (iii) the merger or consolidation of Investors LLC or the Company with or into any entity, or (iv) a sale or other disposition of substantially all of the assets of Investors LLC or the Company; provided, however, that the term "Change of

Control" shall exclude each transaction which is a "Non-Control Transaction." "Non-Control Transaction" means (i) any transaction following which Investors LLC Parties own, directly or indirectly, a majority of the outstanding interests or shares of voting stock of the purchasing or surviving entity, as applicable,
(ii) a merger or consolidation following which those persons who owned directly or indirectly a majority of the outstanding interests or shares of voting stock of Investors LLC and/or the Company immediately prior to such merger or consolidation will own directly or indirectly a majority of the outstanding interests or shares of voting stock of the surviving corporation, (iii) a sale or other disposition of interests or capital stock, respectively, of Investors LLC or the Company following which those persons who owned directly or indirectly a majority of the outstanding interests or shares of voting stock immediately prior to such sale will own directly or indirectly a majority of the outstanding interests or shares of voting stock of the purchasing entity, (iv) a sale or other disposition of substantially all of the assets of Investors LLC or the Company to an Affiliate of Investors LLC or the Company, (v) an IPO of the Company or (vi) any transaction following which Investors LLC Parties constitute a majority of the directors on the board of directors of the Company or have a right to elect a majority of the board of directors.

        "Closing": December 30, 1999.

        "Commission": the Securities and Exchange Commission or any other Federal agency at the time administering the Securities Act.

        "Common Stock": the common stock of the Company (all classes) now or hereafter authorized to be issued, whether voting or non-voting.

        "Company": as defined in the Preamble to this Agreement.

        "Competition": directly or indirectly own any interest in, invest in, lend to, borrow from, manage, control, participate in, consult with, render services to, or in any other manner whatsoever engage in, any business which is competitive with any business actively being engaged in by the Company, its Subsidiaries and their Affiliates or actively (and demonstrably) being considered by the Company, its Subsidiaries and their Affiliates for entry into on the date of the termination of employment, within any states or geographical regions in which any such business is being conducted or in which the Company, its Subsidiaries and their Affiliates is or are actively (and demonstrably) considering engaging in on the date of the termination of the employment. The preceding to the contrary notwithstanding shall not include the making of investments in the publicly traded securities of any corporation, provided further that such investments do not amount to more than 1% of the outstanding securities of any class of such corporation, provided that, except as this definition is used in Sections 3.2 and 3.4, with respect to any Employee who has an employment agreement with the Company or any Subsidiary which defines a non-competition period the activities which are prohibited during such period shall constitute Competition for purposes of such Employee.

        "Convertible Security": any security of the Company (other than a Stock Option) convertible into Shares of Common Stock of the Company.

        "Cost of the Shares": in the case of Roll-Over Shares, an amount equal to the purchase price paid by the Investors LLC for Shares pursuant to the Stock Purchase Agreement divided by the number of Shares purchased by the Investors LLC Parties; in the case of Option Shares, the exercise price thereof paid by the Employee therefor; and in the case of Additional Shares, the price paid therefor by the Employee who purchased such Additional Shares.

        "Covalt": Robert Covalt.

        "Covalt Family Group": Covalt, Tregooden Partners, L.P., Nautical Partners, L.P. and Serendipity Partners, L.P. and any transferee of Covalt or such other existing holders who would be a Permitted Transferee pursuant to
Section 4.1(e)(i) (except that for clause (3) all partners thereof shall be Covalt and his spouse or lineal ancestor or descendants).

        "Demand Registration": as defined in Section 5.2.

        "Employee": as defined in the preamble to this Agreement.

        "Employee Offer Proposal": as defined in Section 4.6(a).

        "Employee Offer Proposal Notice": as defined in Section 4.6(b).

        "Employee Offer Proposal Permissibility Notice": as defined in Section 4.6(d).

        "Employee Parties": the original signatories hereto (other than the Company and Investors LLC), any other employees of the Company or any Subsidiary that may become a party hereto from time to time and their Permitted Transferees.

        "Equity Value": the estimated realizable sales price of the Company in its entirety in a sale to an unrelated third party in an arm's length transaction at the Applicable Valuation Date, as determined by the Board of Directors in good faith, by employing the same methodologies as have been employed by AEA in accordance with its customary practices, in the preparation of its periodic reports to Participants of the probable disposition value of Investors LLC's investment in the Company. It is understood that the Board of Directors would review, among other things, market valuations of comparable companies (provided that the equity value of publicly traded comparables shall be their market capitalizations without any adjustments for control premiums), other market data and other factors and will take into consideration outstanding indebtedness, other liabilities and potential transaction expenses.

        "Exit Sale": as defined in Section 4.2.

        "Fair Market Value": (x) the aggregate sum of (i) the Equity Value of the Company determined as of Applicable Valuation Date plus (ii) the aggregate sum of the exercise prices of all issued and outstanding Stock Options on the Applicable Valuation Date plus (iii) the aggregate sum of the conversion prices of all issued and outstanding Convertible Securities on the Applicable Valuation Date, divided by (y) the number of Shares of Common Stock outstanding on a fully diluted basis (assuming full exercise of all issued and outstanding Stock Options and the conversion of all issued and outstanding Convertible Securities). If the Fair Market Value (without giving effect to the exercise of any Stock Option or the conversion of any Convertible Security) is less than the exercise price of such Stock Option and\or less than the conversion price of any Convertible Security, then such Stock Option and\or such Convertible Security, as the case may be, shall be excluded from the calculation in both clauses (x) and (y) for purposes of determining Fair Market Value.

        "IPO": an initial underwritten public offering of Shares registered under the Securities Act, whether for the sale of Shares by the Company or by shareholders.

        "Indenture": the Indenture dated as of March 29, 2000 among the Company, certain subsidiaries of the Company and the Bank of New York as Trustee, as amended from time to time.

        "Investors": AEA SSC Investors Inc.

        "Investors LLC": as defined in the preamble to this Agreement.

        "Investors LLC Parties": Investors LLC, AEA, any Person controlling or controlled by AEA or any officers, directors, employees, participants, shareholders of AEA or members of Investors LLC.

        "Non-Transferring Party": as defined in Section 4.3(iv).

        "Notified Shareholders": as defined in Section 5.8.

        "Offered Rollover Shares": as defined in Section 4.6 (a).





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

        "Offer Proposal Notice": as defined in Section 4.6 (b).

        "Offer Price Notice": as defined in Section 4.6 (b).

        "Offering Employee": as defined in Section 4.6(a).

        "Option Shares": Shares received upon exercise of Stock Options.

        "Participants": any Investors LLC Party or any Person who is the beneficial owner of any equity interest in any Investors LLC Party.

        "Permitted Transferees": any Person to whom Shares are transferred by an Employee or any previous Permitted Transferees, excluding any Shares transferred under Article V or pursuant to Sections 4.2 and 4.3 and excluding any Shares sold after the consummation of an IPO pursuant to Rule 144 under the Securities Act in compliance with Sections 4.1 and 5.3.

        "Person": any natural person, corporation, limited liability company, partnership, firm, association, trust, government, governmental agency or other entity, whether acting in an individual, fiduciary or other capacity.

        "Piggyback Registration": as defined in Section 5.1(a).

        "Pre-emptive Right Notice": as defined in Section 5.8.

        "Private Offering": as defined in Section 5.8.

        "Qualified Request": as defined in Section 5.2(a).

        "Registrable Securities": (i) any shares of Common Stock owned by the Employee Parties or an Investors LLC Party, as the case may be, and (ii) any securities issued as a dividend on or other distribution with respect to or in exchange, replacement or in subdivision of, any such Common Stock. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when (i) a registration statement with respect to the sale of such securities shall have been declared effective under the Securities Act and such securities shall have been disposed of in accordance with such registration statement, or (ii) such securities shall have been sold (other than in a privately negotiated sale) pursuant to Rule 144 (or any successor provision) under the Securities Act and in compliance with the requirements of paragraphs
(c), (e), (f), (g) and (k) of Rule 144.

        "Related Party": with respect to any Person means, as of the time of any Transfer, (i) any person or entity that, directly or indirectly, through one or more intermediaries, has voting control of, or is under common voting control with, or is controlled by such Person, (ii) with respect to individuals, such Person's spouse, parents, children, siblings and/or grandchildren, and (iii) a trust, corporation, partnership or other entity, whose beneficiaries, shareholders, partners, or owners, or other persons or entities holding a controlling interest in which, consist solely of such Person and/or such other persons or entities referred to in the immediately preceding clauses (i) or (ii).

        "Registration Expenses": as defined in Section 5.5(a).

        "Resignation": the voluntary termination of employment hereunder by the Employee which is not a Resignation with Good Grounds (except if made in contemplation of a Termination by the Company for Cause), provided that if such action is taken by the Employee without the giving of at least ninety (90) days prior written notice, such termination of employment shall not be a "Resignation," but instead shall constitute a Termination by the Company for Cause; provided, however, that with respect to any Employee who has an employment agreement with the Company or any Subsidiary this definition shall be replaced by any corresponding definition in such employment agreement with respect to such Employee.

        "Resignation with Good Grounds": a voluntary termination of the Employee's employment hereunder on account of, and within 60 days after, the occurrence of one or more of the following events:

             (i) the assignment to the Employee of any duties inconsistent in any material respect with the Employee's position (including status, offices and titles), authority, duties or responsibilities which results in a diminution of the Employee's position, excluding for this purpose an isolated, insubstantial or inadvertent action not taken in bad faith and which is remedied by the Company or any Subsidiary promptly after receipt of written notice thereof given by the Employee;

             (ii) the Employee's annual salary and/or target bonus opportunity is/are decreased below the amount of his then annual salary and/or target bonus opportunity (provided that so long as the aggregate sum of the Employee's annual base compensation and potential annual target bonus in respect of any calendar year are not decreased, the Company or any Subsidiary shall be free to decrease the potential annual target bonus for that year and commensurately increase the annual base compensation for that year without any affect in the subsequent calendar year annual base compensation and potential annual target bonus, it being expressly acknowledged by the Employee that the operating result achievement criteria for the payment of any of the potential annual target bonus by the Company, its Subsidiaries and their Affiliates shall be determined by the Company or any Subsidiary in its absolute discretion) or the Employee's benefits under any material employee benefit plan, program or arrangement of the Company or any Subsidiary (other than a change that affects all Employees of the Company or any Subsidiary) are materially reduced from the level in effect upon the Employee's commencement of participation therein;

             (iii) the Employee is required by the Company or any Subsidiary to relocate his personal residence outside of a 50 mile radius of the current principal place of business (other than as agreed to by the Employee prior to the execution of this Agreement or as provided in another agreement); or

             (iv) the failure of the Company or any Subsidiary to comply with any of the provisions of this Agreement or any employment agreement, other than an isolated, insubstantial or inadvertent action not taken in bad faith and which is remedied by the Company or any Subsidiary promptly after receipt of written notice thereof given by the Employee;

provided; however that with respect to any Employee who has an employment agreement with the Company or any Subsidiary this definition shall be replaced by any corresponding definition in such employment agreement with respect to such Employee.

     "Restricted Certificate": as defined in Section 4.1(b).

     "Restricted Period": as defined in Section 4.1.

     "Restricted Shares": as defined in Section 4.1.

     "Rollover Shares": any shares of Common Stock owned by Employees on the Initial Execution Date.

     "Secondary Offering": any underwritten public offering of Shares registered under the Securities Act following an IPO in which Shares are being sold by any shareholder.

     "Securities Act": the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder, as the same shall be in effect at the time.

     "Selling Partnership": as defined in the Preamble to this Agreement.

     "Shares": shares of Common Stock, provided that in the case of an Employee Party, Shares shall mean all Rollover Shares, all Additional Shares, all Option Shares and all Shares such Employee Party is entitled to purchase pursuant to vested but unexercised Stock Options.

     "Stock Options": as defined in the Preamble to this Agreement.

     "Stock Option Plan": as defined in the Preamble to this Agreement.

     "Stock Purchase Agreement": as defined in the Preamble to this Agreement.

     "Subsidiary": of any Person shall mean any corporation or other legal entity of which such Person (either alone or through or together with any other Subsidiary) owns, directly or indirectly, 50% or more of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

     "Tag Along Notice": as defined in Section 4.3.

     "Termination by the Company for Cause": means termination by the Company or any of its Subsidiaries or Affiliates of the Employee's employment for: (i) misappropriation of any significant monies or significant assets or properties of the Company or any Subsidiary, (ii) conviction of a felony or a crime involving moral turpitude, (iii) substantial and repeated failure to comply with directions of the Chief Executive Officer of the Company or other superior of the Employee or the board of directors of the Company or any of its Subsidiaries or Affiliates, (iv) gross negligence or willful misconduct, (v) chronic alcoholism or drug addiction together with the Employee's refusal to cooperate with or participate in counseling and/or treatment of same or (vi) any willful action or inaction of the Employee which, in the reasonable opinion of the Board, constitutes dereliction (willful neglect or willful abandonment of assigned duties), or a material breach of Company or Subsidiary policy or rules which, if susceptible to cure, is not cured by the Employee within five (5) days following the Employee's receipt of written notice from the Company or any Subsidiary advising the Employee with reasonable specificity as to the action or inaction viewed by the Company or Subsidiary to be dereliction or a material breach of Company or Subsidiary policy or rules provided, however, that with respect to any Employee who has an employment agreement with the Company or any Subsidiary this definition shall be replaced by any corresponding definition in such employment Agreement with respect to such Employee.

     "Termination by the Company Without Cause": means a termination of the Employee's employment by the Company or any Subsidiary which is not a Termination by the Company for Cause, provided, however, that with respect to any Employee who has an employment agreement with the Company or any Subsidiary this definition shall be replaced by any corresponding definition in such employment agreement with respect to such Employee.

     "Total Disability": the Employee's inability, because of illness, injury or other physical or mental incapacity, to perform his duties hereunder (as determined by the Board of Directors in good faith) for a continuous period of one hundred eighty (180) consecutive days, or for a total of ninety (90) days within any three hundred sixty (360) consecutive day period, in which case such Total Disability shall be deemed to have occurred on the last day of such one hundred eighty (180) day or three hundred sixty (360) day period, as applicable provided, however, that with respect to any Employee who has an employment agreement with the Company or any Subsidiary this definition shall be replaced by any corresponding definition in such employment agreement with respect to such Employee.

     "Transfer": any sale, transfer, assignment, exchange, grant of a participation in, gift, hypothecation, encumbrance, pledge or other disposition by testamentary bequest, inter vivos transfer or otherwise of any securities or any interests therein, whether direct or indirect.

     "Transferring Party": as defined in Section 4.3(iv).

                                   ARTICLE II
                         REPRESENTATIONS AND WARRANTIES

     Section 2.1. Representations and Warranties of the Company. The Company hereby represents and warrants to the other parties hereto as follows: The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by the Company of this Agreement, and the consummation by the Company of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, is required by, or with respect to, the Company in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby by the Company does not conflict with, or result in a breach of, any law or regulation of any governmental authority applicable to the Company or any material agreement to which the Company is a party.


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

     Section 2.2. Representations and Warranties of Investors LLC. Investors LLC hereby represents and warrants to the other parties hereto as follows:

     (a) Authority. Investors LLC has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery by Investors LLC of this Agreement and the consummation by Investors LLC of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Investors LLC. This Agreement has been duly executed and delivered by Investors LLC and constitutes a valid and binding obligation of Investors LLC enforceable against Investors LLC in accordance with its terms. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, is required by, or with respect to, Investors LLC in connection with the execution and delivery by Investors LLC of this Agreement or the consummation by Investors LLC of the transactions contemplated by this Agreement. The execution and delivery by Investors LLC of this Agreement and the consummation by Investors LLC of the transactions contemplated hereby does not conflict with, or result in a breach of, any law or regulation of any governmental authority applicable to Investors LLC or any material agreement to which Investors LLC is a party.

     Section 2.3. Representations and Warranties of Employee Parties. Each Employee Party for itself severally and not jointly hereby represents and warrants to the other parties as follows:

     (a) Authority. Such Employee Party has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Employee Party and constitutes a valid and binding obligation of such Employee Party enforceable against such Employee Party in accordance with its terms. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, is required by, or with respect to, such Employee Party in connection with the execution and delivery of this Agreement by such Employee Party or the consummation by such Employee Party of the transactions contemplated hereby. The execution and delivery by such Employee Party of this Agreement and the consummation by such Employee Party of the transactions contemplated hereby does not conflict with, or result in a breach of, any law or regularities of any governmental authority applicable to such Employee Party or any material agreement to which Employee Party is a party.

     (b) Shares. Schedule 2.3 sets forth the ownership of the Shares held by such Employee Party as of the Initial Execution Date, and which Schedule also indicates the Shares acquired by the Employee Party pursuant to the exercise of options or rights which became exercisable (or, vested by reason of the elimination of restrictions which were cancelled) by reason of the execution or consummation of the Stock Purchase Agreement.

                                   ARTICLE III
                 CORPORATE GOVERNANCE; certain corporate actions

     Section 3.1. Voting of Shares. (a) From and after the Initial Execution Date, each Investors LLC Party shall vote all Shares of Common Stock owned or controlled by it and take all other necessary or desirable actions within its control (including, without limitation, attendance at meetings in person or by proxy for purposes of obtaining a quorum and execution of written consents in lieu of meetings), to effectuate the provisions of this Agreement.

     (b) From and after the Initial Execution Date, each Employee Party shall vote all of its Shares of Common Stock owned or controlled by it and take all other necessary or desirable actions within its control (including, without limitation, attendance at meetings in person or by proxy for purposes of obtaining a quorum and execution of written consents in lieu of meetings), to effectuate the provisions of this Agreement.

     (c) From and after the Initial Execution Date, the Company and its Subsidiaries shall take all necessary or desirable actions within its control (including, without limitation, calling special board and stockholder meetings) to effectuate the provisions of this Agreement.

     Section 3.2. Composition of the Board of Directors. (a) Investors LLC covenants to the Employee Parties that it shall take whatever actions are required so that from and after the Initial Execution Date, and prior to the consummation of the IPO at least two members of the board of directors of the Company shall be individuals that are Investors LLC Parties who are not also officers or employees of AEA.

     (b) Investors LLC hereby covenants to Covalt (and not to the other Employee Parties) that: prior to the consummation of the IPO if and so long as the Covalt Family Group beneficially owns at least 5% of the Shares then outstanding on a fully diluted basis (excluding stock options) then Covalt (personally and with no right of substitution) shall be designated to serve on the board of directors of the Company and the board of directors of any Subsidiary of the Company (provided that so long as he is employed by the Company he shall be Chairman of the Board and Chief Executive

Officer of the Company and Chairman of the Board of each domestic Subsidiary of the Company) and at each meeting of shareholders at which the election of directors is on the agenda, the Company shall recommend to the shareholders of the Company Covalt's election as director and the Investors LLC Parties shall vote their Shares in favor of such election. Notwithstanding the foregoing, at such time as Covalt shall no longer be employed by the Company, Covalt will be removed from the Board of Directors and all boards of any Subsidiary of the Company and shall no longer have any rights pursuant to this Section 3.2 if either (X) Covalt is Terminated by the Company for Cause, (Y) Covalt is in Competition or (Z) all of the directors of the Board of Directors who are Investors LLC Parties shall unanimously vote for the removal of his right to be a director.

     Section 3.3. Certain Transactions. Investors LLC agrees with Covalt that so long as the Covalt Family Group owns at least 5% of the Shares then outstanding on a fully diluted basis (excluding Stock Options) from time to time and Covalt agrees with Investors LLC that:

     (a) Transactions (i) except with the written consent of Covalt, between the Company and the Investors LLC Parties and their Affiliates and (ii) except with the written consent of Investors, between the Company and Covalt and his Affiliates, shall, in each case, not be on terms more favorable to such party (other than the Company) than would be obtained by an unaffiliated third party. This provision shall only be enforceable by or give any rights to Covalt or Investors LLC Parties.

     (b) Notwithstanding the foregoing, Section 3.3(a) shall not restrict (i) the payment of (x) any management fees payable to Investor LLC Parties or their Affiliates in an annual amount of up to $1.6 million which cap may be increased from time to time by the Company's Board of Directors to proportionately reflect the expansion of the Company including the expansion of the equity capitalization of the Company or (y) any transaction or financing fees to Investors or its Affiliates, which fees shall be customary, taking into account any fees paid to third party service providers in any such transaction, as well as, in the case of clauses (x) and (y) any related out of pocket expenses, (ii) compensation arrangements with officers, directors and employees of the Company and its Subsidiaries, (iii) the granting or exercise of stock options to directors, employees or consultants of the Company and its Subsidiaries in an aggregate amount not to exceed 15% of the Shares outstanding on a fully diluted basis (giving effect to stock options) from time to time, (iv) purchase of Shares by employees under employee stock purchase plans or otherwise, (v) registration rights granted by the Company to shareholders or Affiliates of shareholders, (vi) customary director and officer indemnification or matters relating thereto, and (vii) the redemption or purchase of Shares by the Company from the Investors LLC Parties and their Affiliates in connection with employee stock purchases.

     (c) The parties hereto acknowledge that the Company may from time to time grant registration rights and other shareholder rights to Persons that are or become shareholders of the Company, including the payment of expenses of such shareholders. The parties hereto consent to the payment of expenses by the Company in connection therewith and the payment of the fees and expenses set forth under Section 3.3(b) above.

     Section 3.4. Books, Records and Reports. (a) The Company shall cause to be kept on an appropriate basis, and each shareholder of the Company shall have access to, appropriate books, records and accounts. The books and records of the Company shall each be audited as of the end of each calendar year by a firm of independent public accountants of national standing selected by the Company.

     (b) Within 90 days of the end of each fiscal year, the Company shall mail to each of its shareholders a report setting forth an audited balance sheet as at the end of such fiscal year and audited statements of income and source and use of funds for such fiscal year of the Company, and any other information the Company deems necessary or desirable;

     (c) Notwithstanding the foregoing, the Company shall not be required to provide any information to any Person who is in Competition.

                                   ARTICLE IV
                                    TRANSFER

     Section 4.1. Transfer Restrictions. (a) The Investors LLC Parties and the Employee Parties shall not Transfer all or part of any Shares owned of record by them in violation of the provisions of this Article IV. Any Transfer in violation of the provisions of this Article IV shall have no effect and be null and void. No direct or indirect transaction whose primary purpose is to subvert the provisions of this Section 4.1 shall be permitted.

     (b) The parties hereby acknowledge and agree that, so long as such restriction is applicable hereunder or by law, each of the certificates representing the Shares held by the parties hereto shall be subject to stop transfer instructions and shall include the following legend, except for Shares held by Employees on the Initial Execution Date, which shall bear the restrictive legend fixed by the provisions of Section 4(b) of the Initial Agreement, unless and until the certificates evidencing such Shares shall be replaced for any reason, at which time any replacement certificates shall bear the following restrictive legend:

                  THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE

                  SECURITIES ACT OF 1933 AND MAY BE OFFERED OR SOLD OR OTHERWISE DISPOSED OF ONLY IF REGISTERED UNDER THE SECURITIES ACT OF 1933 OR IF AN EXEMPTION FROM REGISTRATION IS AVAILABLE. THESE SHARES ARE SUBJECT TO CERTAIN LIMITATIONS ON TRANSFER AND TO CERTAIN VOTING AGREEMENTS AND OBLIGATIONS AS ARE SET FORTH IN A SHAREHOLDERS AGREEMENT, DATED AS OF MAY 11, 2000, BY AND AMONG SOVEREIGN SPECIALTY CHEMICALS, INC., SSCI INVESTORS LLC AND THE OTHER PARTIES THERETO, AS AMENDED FROM TIME TO TIME INCLUDING, BUT NOT LIMITED TO, RESTRICTIONS ON THEIR SALE, TRANSFER, PLEDGE OR OTHER DISPOSITION AND VOTING OBLIGATIONS TO EFFECT CERTAIN TRANSACTIONS. A COPY OF SUCH AGREEMENT IS ON FILE WITH THE SECRETARY OF SOVEREIGN SPECIALTY CHEMICALS, INC. SUCH TRANSFER RESTRICTIONS AND VOTING OBLIGATIONS SHALL BE BINDING ON FUTURE TRANSFEREES AND HOLDERS.

Each stock certificate evidencing any of the Shares described above in this
Section 4.1(b) which bears the legend set forth above is hereinafter referred to as a "Restricted Certificate."

     (c) Each holder of a Restricted Certificate, by acceptance thereof, agrees, prior to any offer to sell, sale or other disposition or Transfer of part or all of the securities evidenced by such Restricted Certificate, to give written notice to the Company of such holder's intention to effect such sale or other disposition or Transfer. Each such notice shall describe the manner and circumstances of the proposed sale or other disposition or Transfer in sufficient detail and may be accompanied by an opinion of counsel to such holder. Promptly upon receipt of such notice, the Company shall present a copy thereof (together with any accompanying opinion of counsel to such holder) to its counsel, and the following provisions shall apply:

             (i) If, in the opinion of counsel to such holder, satisfactory in form and substance to the Company and its counsel, or if such notice was not accompanied by an opinion of counsel to such holder, then, if, in the opinion of counsel to the Company, the proposed sale or other disposition or Transfer may be effected without registering the securities involved under the Securities Act, such holder shall, subject to Section 4.1(d) and Section 5.3, be entitled to Transfer such securities in accordance with the terms of the notice delivered to the Company. The Company will advise such holder, within 10 Business Days after submission of such notice, whether such holder is entitled to so Transfer the securities. If such holder is entitled to so Transfer, he shall submit the Restricted Certificate to the Company in proper form for Transfer and accompanied by appropriate instruments of Transfer. Such Restricted Certificate shall also be accompanied by an undertaking in writing by the transferee to be bound by all the terms of this Agreement. Each Restricted Certificate thus transferred (and each of the stock certificates evidencing any untransferred balance of the securities evidenced by such Restricted Certificate) shall bear the restrictive legend set forth in Section 4.1(b), unless, in the opinion of both such counsel (or counsel to the Company if such holder did not present an opinion of his counsel), such legend is not required by the applicable provisions of the Securities Act.

             (ii) If in the opinion of either of such counsel (or counsel to the Company if such holder did not present an opinion of his counsel), the proposed sale or other disposition or Transfer cannot be effected without registering the securities involved under the Securities Act, such holder shall not offer to sell, sell or otherwise dispose of or Transfer such securities unless and until such securities have been registered under the Securities Act for such purpose or an exemption becomes available.

     (d) Except as permitted by Sections 4.2 through 4.6 or Article V of this Agreement, each Employee Party shall not, at any time from the Initial Execution Date until the earlier of (x) the IPO and (y) the fifth anniversary of, in the case of Employees that executed this Agreement on the Initial Execution Date, that date, and in the case of Employees that executed this Agreement subsequent to the Initial Execution Date, the date the Employee executes this Agreement (the "Restricted Period"), without the consent of the Company and Investors Transfer any Shares owned by him ("Restricted Shares"), provided that in no event shall any Employee Party transfer any Shares to J. P. Morgan or its assignees or affiliates without the prior consent of Investors.

     (e) Notwithstanding any provision to the contrary contained in this Agreement and upon compliance with Section 4.1(c):

             (i) An Employee Party may Transfer Restricted Shares to: (1) a spouse or any lineal ancestor or descendant; (2) the trustee or trustees of a trust or trusts at any time established for the primary benefit of the Employee or the spouse or any lineal ancestor or descendant of the Employee, provided that each and every trustee who may vote any Restricted Shares shall be the Employee or a person referred to in this Section 4.1(e)(i) or a bank or trust company; and (3) a partnership or partnerships, all of the general and limited partners of which are the Employee and/or one or more of the persons referred to with respect to such Employee in this Section 4.1(e) (other than a bank or trust company); provided that (x) any such trust or partnership shall have no terms inconsistent with the obligations of an Employee under this Agreement, and (y) as a condition of Transfer, any Permissible Transferee shall execute and deliver to the Company an agreement in form and substance reasonably satisfactory to the Company pursuant to which the Permissible Transferee agrees to be bound by all of the provisions of this Agreement. If any Restricted Shares are transferred to a Permissible Transferee, such Permissible Transferee shall take and hold such Restricted Shares, and such Restricted Shares shall be, subject to this Agreement and to the rights, obligations and restrictions provided herein with respect to the original Employee of such Restricted Shares as of the date of this Agreement (or, in the case of Employees that executed this Agreement subsequent to the Initial Execution Date, the date such Employee executes this Agreement), as if such Permissible Transferee were such original Employee.

             (ii) Any Transfer of Restricted Shares otherwise permitted by this
Section 4.1(e) shall not be made unless in compliance with all applicable laws, including, without limitation, the securities laws of the United States and the states thereof.

     (f) No purported Transfer of any Restricted Shares or the shares represented by Restricted Certificates in violation of this Agreement shall be of any force or effect, and no such Transfer shall be made or recorded on the books of the Company.

     Section 4.2. Take Along Rights. If, prior to an IPO, the Investors LLC Parties desire to Transfer or exchange directly or indirectly (by merger or otherwise), at least 50% of the Shares beneficially owned by the Investors LLC Parties (any such transaction being referred to herein as an "Exit Sale") to any Person who is not an Affiliate of the transferring Investors LLC Party or an Affiliate of Investors, Investors may require, pursuant to a written notice delivered to the Employee Parties at least 20 days prior to the closing of the proposed Exit Sale, that each Employee Party sell to the prospective purchaser, concurrently with and on the terms (including price) and subject to the conditions of the Exit Sale, up to that number of Shares owned by each Employee Party as shall equal the product of (x) a fraction, the numerator of which is the number of Shares held by the Investors LLC Parties proposed to be transferred in the Exit Sale and the denominator of which is the number of Shares owned by the Investors LLC Parties, and (y) the number of Shares owned by such Employee Party. If the Investors LLC Parties propose the Transfer of all or substantially all of the assets or business, (whether by merger, sale or otherwise) of the Company, then Investors and the Company shall have the right to require the Employee Parties to take promptly all action necessary or appropriate (including voting their Shares in favor of such transaction) in order to effect such transaction. Each of the Employee Parties covenants and agrees that it shall take such actions as are necessary to consummate the transactions contemplated by this

Section 4.2. Any indemnification provided in connection with any Transfer made pursuant to this Section 4.2 shall be on a several and not joint basis and any such indemnification shall be pro-rata in accordance with the number of Shares Transferred or proceeds received and any such indemnification shall be limited to the proceeds received by such Employee Party in connection with the transaction.

     Section 4.3. Tag Along Rights. If, prior to an IPO, the Investors LLC Parties desire to Transfer (other than Transfer to any other Investors LLC Party or Related Party) directly or indirectly Shares, the Investors LLC Parties shall provide the Employee Parties with written notice (the "Tag Along Notice") (which may, but need not be, incorporated into the notice required pursuant to Section 4.2) setting forth:

             (i) the number and class of Shares proposed to be Transferred;

             (ii) the identity of the prospective purchaser;

             (iii) all material terms and conditions of such proposed transaction; and

             (iv) that the party transferring Shares requiring a tag-along notice (the "Transferring Party") is offering the Employee Parties (the "Non-Transferring Party") the right to participate in such Transfer on a pro rata basis on the same terms and conditions as are applicable to the Transferring Party, provided that the Investors LLC Parties may Transfer (x) up to 15% of the Shares beneficially owned by them in the aggregate as of the Closing without complying with this Section 4.3 and (y) to other Investors LLC Parties or the Related Parties. This Section shall not apply to any redemption or Transfer of Shares made in connection with any employee stock purchase plans. Tag-Along rights shall not apply, and the 15% computation referred to in the preceding clause (x) shall exclude, Shares sold to Employees of the Company by any Investors LLC Party or its Affiliates within 365 days after the Initial Execution Date.

             Within 10 Business Days following the delivery of the Tag Along Notice, the Non-Transferring Party shall, by notice in writing to the Transferring Party, have the opportunity to sell to the prospective purchaser (upon the same terms and conditions as the Transferring Party) up to that number of Shares of the class or classes specified in the Tag Along Notice owned by such Non-Transferring Party as shall equal the product of (x) a fraction, the numerator of which is the number of Shares of the class or classes specified in the Tag Along Notice owned by the Non-Transferring Party as of the date of such proposed sale and the denominator of which is the aggregate number of Shares of the class or classes specified in the Tag Along Notice owned as of the date of such Tag Along Notice by Investors LLC Parties and the Non-Transferring Party and any other participating Person, and (y) the number of Shares proposed to be sold. The amount of Shares to be sold by the Transferring Party shall be reduced if and to the extent necessary to provide for such sale of Shares by the Non-Transferring Party. If the Non-Transferring Party does not elect to participate in such sale within the 10 Business Day period referred to above, the Transferring Party shall be entitled to consummate such sale without the participation of the Non-Transferring Party.

     Section 4.4. Permitted Transfers. The provisions of Sections 4.1, 4.2 and
4.3 shall not apply to any Transfer of Shares made pursuant to Article V.

     Section 4.5. Certain Consequences of Termination of Employee's Employment or Competition. (a) If at any time an Employee shall cease to be employed by the Company or any Subsidiary as a result of a Termination by the Company or any Subsidiary for Cause, or the Employee violates any non-compete covenant with the Company or any Subsidiary, subject to the provisions of paragraph (e) and paragraph (f), the Company shall have the right (a "Call Option") to purchase all but not less than all of the Call Option Shares owned by such Employee and such Employee's Permitted Transferees at a price per share equal to the lesser of (x) the Cost of the Call Option Shares or (y) 80% of the Fair Market Value on the Applicable Valuation Date. In addition, any unexercised Stock Options will be cancelled.

     (b) If at any time an Employee shall cease to be employed by the Company or any Subsidiary other than as a result of a Termination by the Company for Cause and other than when the Employee violates any non-compete covenant with the Company or any Subsidiary, subject to the provisions of paragraph (e) and paragraph (f), the Company shall have the right to purchase all but not less than all the Call Option Shares not otherwise ineligible for repurchase under
Section 4.5(e) hereof owned by such Employee or such Employee's Permitted Transferees at a price per Call Option Share equal to the Fair Market Value on the Applicable Valuation Date.

     (c) If, prior to the IPO, but before the later of (x) the fifth anniversary of the date of this Agreement in the case of Employees that executed this Agreement as of the Initial Execution Date, and, in the case of Employees that executed this Agreement subsequent to the Initial Execution Date, the date the Employee executes this Agreement or (y) the third anniversary of the Employee's termination of his employment by the Company, the Employee is in Competition (other than as provided in paragraph (a) above) subject to the provisions of paragraph (e) and paragraph (f), the Company shall have the right to purchase all but not less than all of the Call Option Shares not otherwise ineligible for repurchase under Section 4.5(e) hereof held by such Employee and such Employee's Permitted Transferees at a price per Call Option Share equal to the Fair Market Value at the Applicable Valuation Date, provided further that if the Company is unable to exercise the Call Option provided by this Section 4.5(c) due to restrictions contained in debt or other agreements or due to limitations imposed by local law, then the Company shall provide such Employee with reasonably prompt written notice of such limitation and the time period provided in the first sentence of this Section 4.5(c) shall be extended until 30 days beyond, as applicable, the expiration of the relevant provision in the debt or other agreement or the limitations imposed by local law.

     (d) If the Company desires to exercise a Call Option, it shall give written notice thereof (which shall disclose the Equity Value of the Company, the aggregate sum of the exercise prices of all issued and outstanding Stock Options, the aggregate sum of the conversion prices of all issued and outstanding Convertible Securities and the number of Shares of Common Stock outstanding on a fully-diluted basis, all as of the Applicable Valuation Date, without giving effect to "out-of-the money" Stock Options and "out-of-the money" Convertible Securities, all as used to determine Fair Market Value) (a "Call Option Notice") to the Employee and the Permitted Transferees of such Employee within 60 days of the latest of: (x) in the case of Call Option Shares that are Option Shares, the six month anniversary of the exercise of the Stock Option resulting in the issuance of the Option Shares with respect to which the Company desires to exercise the Call Option; (y) the occurrence of the event giving rise to such Call Option, unless the Call Option occurs because the Employee is engaged in Competition; and (z) if the event giving rise to the Call Option is the Employee's engagement in Competition, the six month anniversary of the date the Company obtains actual knowledge that such Employee was engaged in Competition (whether or not by its receipt of written notification from the Employee of such Competition); such Call Option shall expire if such notice is not given within such period. The Employee and the Permissible Transferees of such Employee shall deliver to the Company certificates representing the Call Option Shares, free and clear of all claims, liens, or encumbrances, together with blank stock powers, duly executed with all signature guarantees at a closing at the principal office of the Company on the seventh day after the Call Option Notice has been given to the Employee, or at such other place and time and in such manner as may be mutually agreed to by the Employee and the Company. The proceeds from the purchase of the Call Option Shares pursuant to the Call Option (the "Call Option Proceeds") shall be paid by a check, which shall be delivered to the Employee Party at the closing of such purchase.

     (e) Notwithstanding any other provision of this Section 4.5, the Company's Call Option may not be exercised with respect to any Option Shares prior to the six month anniversary of the exercise of the Stock Option resulting in the issuance of the Option Shares subject to the Call Option.

     (f) Notwithstanding any other provision of this Section 4.5, if an Employee's Option Shares which are subject to a Call Option include Option Shares acquired by the Employee pursuant to two or more separate Stock Option exercises, for purposes of paragraph (d) hereof all of the Call Option Shares owned by that Employee shall be deemed to have been purchased by that Employee pursuant to the last exercise of a Stock Option made by that Employee.

     Section 4.6. Employee Offer Proposal Rights. (a) Prior to an IPO, if an Employee's employment is terminated on account of his death, Total Disability, Termination by the Company Without Cause or Resignation with Good Grounds, then the Employee (or his or her personal representative as the case may be) shall have the right, subject to the last sentence of paragraph (b), to offer to the Company the opportunity to purchase up to two-thirds of the Rollover Shares of such Employee and his Permitted Transferees (an "Employee Offer Proposal"), the number of Rollover Shares being proposed for purchase by the Company being herein referred to as the "Offered Rollover Shares". The price which the Company shall pay the Employee (or his or her personal representative, as the case may be) and such Employee's Permitted Transferees (collectively, the "Offering Employee") for such Offered Rollover Shares shall be a price per Share equal to the lesser of (x) the Cost of the Shares or (y) 80% of the Fair Market Value at the Applicable Valuation Date.

     (b) If an Offering Employee desires to make an Employee Offer Proposal, such Offering Employee shall give written notice thereof (an "Offer Proposal Notice") to the Company within 60 days of the occurrence of the event giving rise to such Offering Employee's right to make an Employee Offer Proposal; provided that the right to make an Employee Offer Proposal shall expire if such Offer Proposal Notice is not furnished to the Company within such 60-day period. Subject to the first sentence of paragraph (c) and the provisions of paragraph
(d), within fifteen (15) days following receipt of such Offer Proposal Notice, the Company will furnish written notice to the Offering Employee (the "Offer Price Notice") advising the Offering Employee of (x) the number of Offered Rollover Shares, if any, the Company wishes to purchase, (y) the per Share price to be paid therefore, which price shall be calculated in accordance with the provisions of Section 4.6(a), and (z) the Equity Value of the Company, the aggregate sum of the exercise prices of all issued and outstanding Stock Options, the aggregate sum of the conversion prices of all issued and outstanding Convertible Securities and the number of Shares of Common Stock outstanding on a fully-diluted basis, all as of the Applicable Valuation Date, without giving effect to "out-of-the money" Stock Options and "out-of-the money" Convertible Securities, all as used to determine Fair Market Value. Within seven
(7) days following the receipt of an Offer Price Notice, the Offering Employee may confirm his or her offer to sell the Offered Rollover Shares the Company wishes to purchase to the Company by sending written notice of the Offering Employee's election to do so. If the Offering Employee does not so elect in writing to sell such Offered Rollover Shares within the said seven (7) day period, the Employee Offer Proposal and the Offer Price Notice will expire.

     (c) If an Offering Employee confirms his or her Employee Offer Proposal, the Company shall, if it determines that it is commercially reasonable to do so, use its best efforts to accommodate the Employee Offer Proposal and to agree to purchase all of the Offered Rollover Shares the Company indicates it desires to purchase in the Offer Price Notice; if the Company agrees to purchase such Offered Rollover Shares, the purchase price due therefore shall be paid in five equal installments. The first installment shall be made 60 days after the Employee Offer Proposal Notice and shall be paid by check delivered to the Employee. The other installments shall be paid pursuant to an installment promissory note containing customary terms, and which shall be pre-payable at par, providing for the payment of the Employee Offer Proposal price in four annual installments with one installment to be made on each of the four subsequent anniversaries of the first installment date. All installments other than the first installment shall bear interest on the principal balance from time to time outstanding calculated at the prime rate of J. P. Morgan and its Affiliates compounded annually (which interest rate shall be fixed each year with respect to the rate to be paid for the following year, on the date of the payment of each annual installment).

     (d) Notwithstanding the foregoing, the Company shall not be required to accept or fulfill any Employee Offer Proposal to the extent the payment of the full Employee Offer Proposal price or any installment thereof would not be permissible under (i) clause (2) of the second to last paragraph of Section 4.06 of the Indenture, (ii) Section 5.02(h) of the Bank Credit Agreement, (iii) any loan or debt agreement the Company and its Subsidiaries may enter into from time to time or (iv) the provisions of any applicable law. If the acceptance of the Employee Offer Proposal is not permissible at the time of the Offer Proposal Notice, the exercise of such Employee Offer Proposal shall be void, provided that the Company shall promptly provide such Offering Employee who had previously provided an Offer Proposal Notice which was not fully satisfied due to the restrictions described in this Section 4.6(d), written notice if the exercise of the Employee Offer Proposal becomes permissible (the "Employee Offer Proposal Permissibility Notice") whereupon the Employee Party shall, for a period of 60 days following the receipt of the Employee Offer Proposal Permissibility Notice, have the right to re-make the Employee Offer Proposal and if such Employee Offer Proposal is not re-made it will terminate. If 80% of the Fair Market Value of the Shares pursuant to the provisions of Section 4.6(a) was less than the Cost of the Shares which were to have been the subject of the Employee Offer Proposal, then the Fair Market Value of the Shares shall be re-determined on the basis of an Applicable Valuation Date which shall be the last day of the month preceding the date of the Employee Offer Proposal Permissibility Notice, and such Employee Offer Proposal Permissibility Notice shall indicate the price which the Company would be required to purchase the Shares pursuant to the Employee Offer Proposal. If any installment is deferred as set forth above, such installment will be paid (together with accrued interest) at the earliest time such payment is permitted.

                                    ARTICLE V
                               REGISTRATION RIGHTS

     Section 5.1. Piggyback Registrations.

     (a) Right to Piggyback. If (x) in connection with the IPO, Shares are proposed to be sold by shareholders of the Company other than Employee Parties or (y) after the completion of the IPO, whenever the Company proposes to register any of its equity securities under the Securities Act (other than a registration on Form S-4 or Form S-8 or any successor or similar forms) and the registration form to be used may be used for the registration of Registrable Securities (a "Piggyback Registration"), whether or not for sale for its own account, the Company will give prompt written notice to Employee Parties and the Investors LLC Parties of its intention to effect such a registration and will include in such registration all Registrable Securities with respect to which the Company has received written requests for inclusion therein within 15 days after the receipt of the Company's notice. Any Piggyback Registration may be abandoned at any time without prejudice to the Company or any shareholder of the Company. The Company may elect to terminate any Piggyback Registration rights of the Employee Parties in connection with the IPO or any Piggyback Registration as determined by the Board of Directors in good faith (it being understood that the Board of Directors can exercise such termination right when the sale by Employee Parties could adversely affect an offering of Shares), provided, however, that, except as provided in Section 5.1(b) or 5.1(c) so long as the Covalt Family Group owns 5% of the Shares then outstanding on a fully diluted basis (excluding Stock Options) from time to time the Company may not terminate (i) any Piggyback Registration rights of a member of the Covalt Family Group at a time that Covalt is not an employee, officer or director of the Company and (ii) any Piggyback Registration rights of the Covalt Family Group (other than Covalt) to extent that Covalt was not required to be disclosed as the beneficial owner of such Shares in the registration statement for the Piggyback Registration.

     (b) Priority on Primary Registrations. If a Piggyback Registration is an underwritten primary registration under the Securities Act on behalf of the Company, and the managing underwriters or the Company determines that the number of securities requested to be included in such registration exceeds the number which can be sold in such offering within a price range reasonably acceptable to the Company, the Company will include in such registration (i) first, the securities the Company proposes to sell and (ii) second, all other securities (including the Registrable Securities and securities held by holders other than the shareholders a party hereto) requested to be included in such registration, pro rata among the respective holders thereof on the basis of the number of securities owned by each such holder subject to registration rights with the Company.

     (c) Priority on Secondary Registrations. If a Piggyback Registration is an underwritten secondary registration under the Securities Act on behalf of holders of the Company's securities, and the managing underwriters or the Company determines that the number of securities requested to be included in such registration exceeds the number which can be sold in such offering within a price range reasonably acceptable to such holders or Investors, the Company will include in such registration the securities (including the Registrable Securities and securities held by holders other than the shareholders a party hereto) requested to be included in such registration, pro rata among the respective holders thereof on the basis of the number of securities owned by each such holder subject to registration rights with the Company.

     (d) Subject to the last sentence of paragraph (a), each Employee Party shall only be able to include Registrable Securities in any Piggyback Registration to the extent that such Employee Party requires registration under the Securities Act to sell its Registrable Securities.

     Section 5.2. Demand Registration. As soon as practicable after receipt by the Company of each Qualified Request (as defined in subparagraph (i) below) from one or more holders of Registrable Securities to register under the Securities Act part or all of the Restricted Securities held by such holder or holders, the Company will cause a Registration Statement on Form S-1 (or on Form S-2 or Form S-3 if either such form can be used) under the Securities Act, or any comparable form then in force, to be filed and shall use its best efforts to cause the registration statement to become effective, subject to the following:

             (i) Prior to an IPO, a Qualified Request shall be a written request or requests to the Company from Investors LLC or one or more persons that are Investors LLC Parties and members of the Covalt Family Group (subject to clause
(iii) below) who hold Registrable Securities evidencing securities which aggregate at least 51% of the sum of all outstanding shares of the Common Stock which are then Registrable Securities held by Investors LLC Parties and the Covalt Family Group (subject to clause (iii) below). After the IPO, a Qualified Request shall be a written request or requests to the Company from Investors LLC or one or more persons that are Investors LLC Parties and members of Covalt Family Group (subject to clause (iii) below) who hold Registrable Securities evidencing securities which aggregate at least 25% of the sum of all outstanding shares of the Common Stock which are then Registrable Securities held by Investors LLC Parties and members of Covalt Family Group (subject to clause
(iii) below) and which have an estimated value of no less than $5,000,000. The Company agrees to promptly furnish to Covalt written notice of any Qualified Request delivered pursuant to this Section 5.2(i) and the Covalt Family Group shall have 10 days to notify the Company that it is joining in such request; and

             (ii) The Company shall not be required to file any such registration statement within six months after the effective date of any earlier registration statement pursuant to this Section 5.2 or any Piggyback Registration, nor shall it be required to file a total of more than three registration statements pursuant to this Section 5.2.

             (iii) The provisions of Section 5.2 (i) and (ii) above shall apply to members of the Covalt Family Group so long as the Covalt Family Group owns 5% of the Shares then outstanding on a fully diluted basis (excluding Stock Options) from time to time and then only, (x) with respect to Registrable Securities owned by Covalt, at such time as Covalt is not an employee, officer or director of the Company, and (y) with respect to the Registrable Securities owned by Covalt's Permitted Transferees, to the extent that Covalt was not required to be disclosed as the beneficial owner of such Permitted Transferee's Registrable Securities in the registration statement for the Demand Registration, of the Registerable Securities owned by Covalt and/or such Permitted Transferee, as the case may be, provided further that no member of the Covalt Family Group shall solicit requests or otherwise seek approval of other members of the Investors LLC Parties.

     Section 5.3. Holdback. Each shareholder party hereto agrees that, if requested by the Company or the managing underwriters, if any, in writing, it will not directly or indirectly (x) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of or otherwise dispose of or transfer any shares of Common Stock or securities convertible into or exchangeable or exercisable for shares of Common Stock or (y) enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of the shares whether any such swap or transaction is to be settled by delivery of shares of Common Stock or other securities, in cash or otherwise (other than securities, if any, of such party included in such Secondary Offering), during the time period requested in such written request, not to exceed a period beginning 7 days before and ending two years after the date the registration statement for any offering of Common Stock is declared effective. Requests under this section need not be uniformly applied to all shareholders.

     Section 5.4. Registration Procedures. Whenever the parties hereto have requested that any Registrable Securities be registered in a Piggyback Registration pursuant to Section 5.1 or a Demand Registration has been requested pursuant to Section 5.2, the Company will use its reasonable efforts to effect the registration and the sale of such Registrable Securities in accordance with the intended method of disposition thereof, and pursuant thereto the Company will as expeditiously as possible:

     (a) prepare and file with the Commission a registration statement with respect to such Registrable Securities and thereafter use its reasonable efforts to cause such registration statement to become effective (provided that, before filing a registration statement or prospectus or any amendments or supplements thereto, the Company will furnish to the counsel selected by the holders of a majority of the Registrable Securities covered by such registration statement copies of all such documents proposed to be filed, which documents will be subject to review of such counsel);

     (b) prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for a period of either (i) not less than six months (subject to extension pursuant to Section 5.7(b)) or, if such registration statement relates to an underwritten offering, such longer period as in the opinion of counsel for the underwriters a prospectus is required by law to be delivered in connection with sales of Registrable Securities by an underwriter or dealer or (ii) such shorter period as will terminate when all of the securities covered by such registration statement have been disposed of in accordance with the intended methods of disposition by the seller or sellers thereof set forth in such registration statement (but in any event not before the expiration of any longer period required under the Securities Act), and to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement until such time as all of such securities have been disposed of in accordance with the intended methods of disposition by the seller or sellers thereof set forth in such registration statement;

     (c) furnish to each seller of Registrable Securities such number of copies of such registration statement, each amendment and supplement thereto, the prospectus included in such registration statement (including each preliminary prospectus) and such other documents as such seller may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such seller;

     (d) use its reasonable efforts to register or qualify such Registrable Securities under such other securities or blue sky laws of such jurisdictions as any seller reasonably requests and do any and all other acts and things which may be reasonably necessary or advisable to enable such seller to consummate the disposition in such jurisdictions of the Registrable Securities owned by such seller (provided that the Company will not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subparagraph, (ii) subject itself to taxation in any such jurisdiction or (iii) consent to general service of process in any such jurisdiction);

     (e) notify each seller of such Registrable Securities, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, upon discovery that, or upon the discovery of the happening of any event as a result of which, the prospectus included in such registration statement contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading in the light of the circumstances under which they were made, and, at the request of any such seller, the Company will prepare and furnish to such seller a reasonable number of copies of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading in the light of the circumstances under which they were made;

     (f) cause all such Registrable Securities to be listed on each securities exchange on which similar securities issued by the Company are then listed;

     (g) provide a transfer agent and registrar for all such Registrable Securities not later than the effective date of such registration statement;

     (h) enter into such customary agreements (including underwriting agreements in customary form) and take all such other actions as the holders of a majority of the Registrable Securities being sold or the underwriters, if any, reasonably request in order to expedite or facilitate the disposition of such Registrable Securities (including, without limitation, effecting a stock split or a combination of shares);

     (i) make available for inspection by any seller of Registrable Securities, any underwriter participating in any disposition pursuant to such registration statement, and any attorney, accountant or other agent retained by any such seller or underwriter, all financial and other records, pertinent corporate documents and properties of the Company, and cause the Company's officers, directors, employees and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such registration statement;

     (j) otherwise use its reasonable efforts to comply with all applicable rules and regulations of the Commission, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve months beginning with the first day of the Company's first full calendar quarter after the effective date of the registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder;

     (k) in the event of the issuance of any stop order suspending the effectiveness of a registration statement, or of any order suspending or preventing the use of any related prospectus or suspending the qualification of any securities included in such registration statement for sale in any jurisdiction, the Company will use its reasonable efforts promptly to obtain the withdrawal of such order;

     (l) obtain a cold comfort letter, dated the effective date of such registration statement (and, if such registration includes an underwritten public offering, dated the date of the closing under the underwriting agreement), signed by the Company's independent public accountants in customary form and covering such matters of the type customarily covered by cold comfort letters as the holders of a majority of the Registrable Securities being sold reasonably request (provided that such Registrable Securities constitute at least 10% of the securities covered by such registration statement); and

     (m) provide a legal opinion of the Company's outside counsel, dated the effective date of such registration statement (and, if such registration includes an underwritten public offering, dated the date of the closing under the underwriting agreement), with respect to the registration statement, each amendment and supplement thereto, the prospectus included herein (including the preliminary prospectus) and such other documents relating thereto in customary form and covering such matters of the type customarily covered by legal opinions of such nature.

The Company may require each seller of Registrable Securities as to which any registration is being effected to furnish the Company such information regarding such seller and the distribution of such securities as the Company may from time to time reasonably request in writing.

     Section 5.5. Registration Expenses. (a) The Company shall pay all Registration Expenses relating to any registration of Registrable Securities hereunder. "Registration Expenses" shall mean any and all fees and expenses incident to the Company's performance of or compliance with this Article V, including, without limitation: (i) Commission, stock exchange or National Association of Securities Dealers, Inc. registration and filing fees and all listing fees and fees with respect to the inclusion of securities on the Nasdaq National Market, (ii) fees and expenses of compliance with state securities or "blue sky" laws and in connection with the preparation of a "blue sky" survey, including, without limitation, reasonable fees and expenses of blue sky counsel,
(iii) printing expenses, (iv) messenger and delivery expenses, (v) fees and disbursements of counsel for the Company, (vi) with respect to each registration, reasonable fees and disbursements of one counsel for the selling holders of Shares (selected by the holders of a majority of the Shares included in such registration),

(vii) fees and disbursements of all independent public accountants (including the expenses of any audit and/or "cold comfort" letter) and fees and expenses of other persons, including special experts, retained by the Company, and (viii) any other fees and disbursements of underwriters, if any, customarily paid by issuers or sellers of securities.

     (b) Notwithstanding the foregoing, (i) the provisions of this Section 5.5 shall be deemed amended to the extent necessary to cause these expense provisions to comply with "blue sky" laws of each state in which the offering is made and (ii) in connection with any registration hereunder, each holder of Registrable Securities being registered shall pay all underwriting discounts and commissions and transfer taxes, if any, attributable to the Registrable Securities included in the offering by such holder.

     Section 5.6. Indemnification. (a) The Company agrees to indemnify and hold harmless, to the extent permitted by law, each holder of Registrable Securities, its officers, directors, members, general or limited partners and each Person who controls such holder (within the meaning of the Securities Act) against any losses, claims, damages, liabilities, joint or several, to which such holder or any such director, officer, member, general or limited partners or controlling person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon (i) any untrue or alleged untrue statement of a material fact contained (A) in any registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or (B) in any application or other document or communication (in this Section 5.6 collectively called an "application") executed by or on behalf of the Company or based upon written information furnished by or on behalf of the Company filed in any jurisdiction in order to qualify any securities covered by such registration statement under the "blue sky" or securities laws thereof, or (ii) any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, and the Company will reimburse such holder and each such director, officer, member, general or limited partner and controlling person for any legal or any other expenses incurred by them in connection with investigating or defending any such loss, claim, liability, action or proceeding; provided that the Company shall not be liable in any such case to the extent that any such loss, claim, damage, liability (or action or proceeding in respect thereof) or expense arises out of or is based upon an untrue statement or alleged untrue statement, or omission or alleged omission, made in such registration statement, any such prospectus or preliminary prospectus or any amendment or supplement thereto, or in any application, in reliance upon and in conformity with written information prepared and furnished to the Company by such holder expressly for use therein or by such holder's failure to deliver a copy of the registration statement or prospectus or any amendments or supplements thereto after the Company has furnished such holder with a sufficient number of copies of the same. In connection with an underwritten offering, the Company will indemnify such underwriters, their officers and directors and each Person who controls such underwriters (within the meaning of the Securities Act) to the same extent as provided above with respect to the indemnification of the holders of Registrable Securities.

     (b) In connection with any registration statement in which a holder of Registrable Securities is participating, each such holder will furnish to the Company in writing such information and documents regarding such holder and such holder's intended method of distribution or otherwise required by the Securities Act as the Company reasonably requests for use in connection with any such registration statement or prospectus and, to the extent permitted by law, will indemnify and hold harmless the Company, its directors and officers and each other Person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities, joint or several, to which the Company or any such director or officer or controlling person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon (i) any untrue or alleged untrue statement of a material fact contained in the registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or in any application or (ii) any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is made in such registration statement, any such prospectus or preliminary prospectus or any amendment or supplement thereto, or in any application, in reliance upon and in conformity with written information prepared and furnished to the Company by such holder expressly for use therein, and such holder will reimburse the Company and each such director, officer and controlling person for any legal or any other expenses incurred by them in connection with investigating or defending any such loss, claim, liability, action or proceeding; provided that the obligation to indemnify will be individual to each holder and will be limited to the net amount of proceeds received by such holder from the sale of Registrable Securities pursuant to such registration statement. In connection with an underwritten offering, the holders of Registrable Securities will indemnify such underwriters, their officers and directors and each Person who controls such underwriters (within the meaning of the Securities
Act) to the same extent as provided above with respect to the indemnification of the Company.

     (c) Any Person entitled to indemnification hereunder will (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification and (ii) unless in such indemnified party's reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party will not be subject to any liability for any settlement made by the indemnified party without its consent. An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim will not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim.

     (d) The indemnification provided for under this Agreement will remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, member, director or controlling Person of such indemnified party and will survive the transfer of securities by any holder thereof. The Company also agrees to make such provisions, as are reasonably requested by any indemnified party, for contribution to such party in the event the Company's indemnification is unavailable for any reason.

     Section 5.7. Participation in Underwritten Registrations. (a) In the case of a registration pursuant to Section 5.1 or 5.2 hereof, if the Company shall have determined to enter into any underwriting agreements in connection therewith, all of the holders' Registrable Securities to be included in such registration shall be subject to such underwriting agreement. Such underwriting agreement shall also contain such representations, warranties, indemnities and contributions by the participating holders as are customary in agreements of that type.

     (b) Each Person that is participating in any registration hereunder agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 5.4(e) above, such Person will forthwith discontinue the disposition of its Registrable Securities pursuant to the registration statement until such Person's receipt of the copies of a supplemented or amended prospectus as contemplated by such Section 5.4(e). In the event the Company shall give any such notice, the applicable time period mentioned in Section 5.4(b) during which a registration statement is to remain effective shall be extended by the number of days during the period from and including the date of the giving of such notice pursuant to this paragraph to and including the date when each seller of a Registrable Security covered by such registration statement shall have received the copies of the supplemented or amended prospectus contemplated by Section 5.4 (e).

     Section 5.8. Pre-Emptive Rights. Prior to the occurrence of an IPO in the event that the Company desires to issue any Shares or any securities convertible into or exchangeable or exercisable for Shares in an offering or placement that is not required to be registered under the Securities Act (a "Private Offering"), the Company must first offer to sell such securities proposed to be issued in such Private Offering in accordance with this Section 5.8 on the same terms and conditions as the sale of such securities in such proposed Private Offering.

     The offer (the "Pre-emptive Right Notice") shall be made by the Company to each Employee Party who owns of record at least 5% of the Shares then outstanding on a fully diluted basis (excluding Stock Options) from time to time determined as of the date of the Pre-emptive Right Notice and to Investors LLC (a "Notified Shareholder"), and shall be dated, shall be in writing and shall set forth the terms of the proposed Private Offering, including, but not limited to, the consideration to be paid, and all other terms and conditions related to the proposed Private Offering.

     From and after the time that the Notified Shareholders receive the Pre-emptive Right Notice, each Notified Shareholder shall have the right, exercisable by giving written notice to the Company of such Notified Shareholder's intent to exercise such right within 10 Business Days of the Pre-emptive Right Notice, to subscribe for and purchase a number of securities subject to the Pre-emptive Right Notice, on the terms set forth in the Pre-emptive Right Notice, such that, after giving effect to the issuance of securities subject to the Pre-emptive Right Notice and the exercise of the rights of each Notified Shareholder set forth in this Section 5.8 (including, for the purpose of this calculation, the issuance of Common Stock upon conversion, exchange or exercise of any securities convertible, exchangeable or exercisable into shares of Common Stock to be issued in such Private Offering), the shares of Common Stock owned by such Notified Shareholder (assuming the conversion of any securities held by such Notified Shareholder convertible into Common Stock (whether or not then convertible) and the exercise of any options owned by such Notified Shareholder exercisable for Common Stock but taking appropriate account of the exercise price of any stock options or warrants) shall represent the same percentage of the outstanding shares of Common Stock owned by such Notified Shareholder prior to the consummation of such Private Offering (assuming the conversion of any securities held by such Notified Shareholder (whether or not then convertible) convertible into Common Stock and the exercise of any option owned by such Notified Shareholder exercisable for Common Stock but taking appropriate account of the exercise price of any stock options or warrants). Any Notified Shareholder will be entitled at its option to purchase non-voting securities in place of voting securities pursuant to a Pre-emptive Right Notice. If any Notified Shareholder fails to give written notice of such Notified Shareholder's election to exercise the rights of such Notified Shareholder set forth in this Section 5.8 within 10 Business Days of the date of Pre-emptive Right Notice, such Notified Shareholder shall be deemed to have waived the rights granted to such Notified Shareholder under this Section 5.8 with respect to the securities so offered under such Pre-emptive Right Notice.

     Each Notified Shareholder that has exercised its rights to purchase securities pursuant to this Section 5.8 shall, within 10 Business Days from the date of the Pre-emptive Right Notice (such period to be extended as may be required in order for necessary regulatory approvals to be obtained) purchase the securities or other securities subject to the Pre-emptive Right Notice in accordance with the terms of this Section 5.8.

     Notwithstanding the foregoing, the rights provided for in this Section 5.8 shall not apply (i) to any issuance to employees, directors or consultants of the Company or its Subsidiary of securities or options to purchase securities under an employee stock purchase plan or employee benefits plan adopted by the Board of Directors of the Company, (ii) to any dividend paid in securities or any subdivision or combination of securities, (iii) to the issuance of securities in consideration for any acquisition by the Company and (iv) the issuance of equity or equity equivalents as ancillary parts of a debt financing transaction.


                                   ARTICLE VI
                               GENERAL PROVISIONS

     Section 6.1. Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission and by courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

     If to the Company:

     Sovereign Specialty Chemicals, Inc.
     Suite 2200
     225 West Washington Street
     Chicago, IL 60606
     Attn. Chief Executive Officer


     With a copy to:

     Timothy E. Peterson
     Fried, Frank, Harris, Shriver & Jacobson

     4 Chiswell Street
     London EC1Y 4UP
     Facsimile: (020 7) 972 9602

     With a copy to:

     Christine J. Smith, Esq.
     AEA Investors Inc.
     65 East 55th Street
     New York, NY 10022
     Facsimile:  (212) 888-1459

     If to Investors LLC:

     Christine J. Smith, Esq.
     AEA Investors Inc.
     65 East 55th Street
     New York, NY  10022
     Facsimile:  (212) 888-1459


     With a copy to:

     Timothy E. Peterson
     Fried, Frank, Harris, Shriver & Jacobson
     4 Chiswell Street
     London EC1Y 4UP
     Facsimile:  (020 7) 972 9602

     If to an Employee:

     To the address of Employee's place of business for the Company or any Subsidiary.

or to such other address as any party shall specify by written notice so given (if no address has been provided, the notice can be sent to the last known address,) and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed two business days following the post-marked date.

     Section 6.2. Assignment; Binding Effect; Benefit; Additional Signatories. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except by an Investors LLC Party to any other Investors LLC Party. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement. In connection with certain share purchases or Stock Option grants, additional employees may become party to this Agreement by executing the Agreement and by being added to Schedule I hereof and shall be fully bound by, and subject to, all of the covenants, terms and conditions of the Agreement as though original parties hereto and shall be deemed Employees for all purposes hereof.

     Section 6.3. Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings (oral and written) among the parties with respect thereto.

     Section 6.4. Amendment. This Agreement may be amended by the parties hereto at any time, provided that no amendment shall be made which by law requires the further approval of stockholders of the Company without obtaining such further approval (provided that each Employee Party accepts and agrees that Covalt may enter into additional agreements with the Company and Investors LLC which may modify his rights and obligations hereunder.) This Agreement may not be amended or modified except by an instrument in writing signed by or on behalf of the Company, Investors LLC (or if Investors LLC is not a shareholder of the Company, Investors LLC Parties constituting a majority of the Shares held by the Investors LLC Parties) and Persons representing a majority of the Shares held by the Employee Parties.

     Section 6.5. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws. Each of the Employee Parties hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America located in the State of Delaware for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in such Delaware courts and agrees not to plead or claim that such litigation brought in any such Delaware court has been brought in an inconvenient forum.

     Section 6.6. Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies of this Agreement, each of which may be signed by less than all of the parties hereto, but together all such copies are signed by all of the parties hereto.

     Section 6.7. Headings. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only and shall be given no substantive or interpretive effect whatsoever.

     Section 6.8. Interpretation. In this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, "including" shall mean including, without limitation, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa.

     Section 6.9. Incorporation of Exhibits and Schedules. All exhibits and schedules hereto are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

     Section 6.10. Third Party Beneficiary. Investors is a third party beneficiary under this Agreement.

     Section 6.11. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or otherwise affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     Section 6.12. Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any Delaware court, this being in addition to any other remedy to which they may be entitled at law or in equity.

     Section 6.13. Termination. The provision of Sections 3.1, 3.2, 3.3, 3.4, 4.1(d) and (e), 4.2, 4.3, 4.5, 4.6 and 5.8 shall terminate and shall cease to be binding on the parties hereto upon an IPO. The rights and obligations of the Covalt Family Group under Sections 5.1 to 5.5 shall terminate and shall cease to be binding on the parties hereto at such time as less than 1% of the then outstanding Shares on a fully diluted basis (excluding stock options) are owned by the Covalt Family Group.

     IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf as of the day and year first written above.

                         SSCI INVESTORS LLC
                         By:  SSCI Investors LP
                         By:  AEA SSC Investors Inc.
                              Its General Partner


                         By:      /s/ Brian R. Hoesterey
                                  ---------------------------------------------
                         Name:        Brian R. Hoesterey
                                  ---------------------------------------------
                         Title:       Vice President
                                  ---------------------------------------------



                         SOVEREIGN SPECIALTY CHEMICALS, INC

                         By:      /s/ Robert Covalt
                                  ---------------------------------------------
                         Name:        Robert Covalt
                                  ---------------------------------------------
                         Title:       Chairman, President, Chief Executive
                                        Officer
                                  ---------------------------------------------


                         /s/ Robert Covalt
                         ------------------------------------------------------
                         Robert Covalt


                         /s/ Robert Covalt
                         ------------------------------------------------------
                         Tregooden Partners, L.P.


                         /s/ Robert Covalt
                         ------------------------------------------------------
                         Nautical Partners, L.P.


                         /s/ Robert Covalt
                         ------------------------------------------------------
                         Serendipity Partners, L.P.

                         /s/ Louis Pace
                         ------------------------------------------------------
                         Louis Pace



                         ------------------------------------------------------
                         Martyn Howell-Jones



                         ------------------------------------------------------
                         Gerard A. Loftus



                         ------------------------------------------------------
                         Paul Gavlinski



                         ------------------------------------------------------
                         Stephan Zavodny



                         ------------------------------------------------------
                         Richard W. Johnston



                         ------------------------------------------------------
                         Richard Bashford



                         ------------------------------------------------------
                         Peter Longo

                         ------------------------------------------------------
                         Mark Longo



                         ------------------------------------------------------
                         Karen Kempa Seeberg



                         ------------------------------------------------------
                         Frederick Quinn


                         /s/ John R. Mellett
                         ------------------------------------------------------
                         John R. Mellett



                         ------------------------------------------------------
                         Anshyang Albert Lin



                         ------------------------------------------------------
                         Terence Cadby



                         ------------------------------------------------------
                         Gary Cassata



                         ------------------------------------------------------
                         Susan Cooper

                         ------------------------------------------------------
                         Brian Dorrenkott



                         ------------------------------------------------------
                         Kevin Johnston



                         ------------------------------------------------------
                         Richard Lawrence



                         ------------------------------------------------------
                         Robert D. Richardson



                         ------------------------------------------------------
                         Ashok Shah


                         /s/ Patrick W. Stanton
                         ------------------------------------------------------
                         Patrick W. Stanton



                         ------------------------------------------------------
                         Paul Szabo



                         ------------------------------------------------------
                          George Noggle

                         /s/ R. THURGOOD
                         ------------------------------------------------------
                         R. Thurgood